SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
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☒ Definitive Proxy Statement
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CSX Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2004

Dear Shareholder:

      On behalf of the Board of Directors and the management of CSX Corporation, I invite you to attend the 2004 Annual Meeting of Shareholders. The Meeting will be held on Wednesday, May 5, 2004, at 10:00 a.m. (EDT), at the Times-Union Center for the Performing Arts, 300 West Water Street, Jacksonville, Florida.

      We want all shareholders to be represented at the Meeting. If you plan to attend, please note that when you vote your shares by proxy. Whether or not you plan to attend, it is important that your shares be represented, no matter how many shares you own. We encourage you to vote promptly, following the instructions on your Proxy Card.

      We look forward to seeing you at the Meeting.

Michael Ward
Chairman of the Board,
President and Chief Executive Officer

Notice of Annual Meeting of Shareholders

Jacksonville, Florida
March 31, 2004

      To Our Shareholders:

      The Annual Meeting of Shareholders of CSX Corporation will be held at the Times-Union Center for the Performing Arts, 300 West Water Street, Jacksonville, Florida on Wednesday, May 5, 2004, at 10:00 a.m. (EDT), for the purpose of considering and acting upon the following matters:

•	Election of 11 directors;

•	Ratification of Ernst & Young LLP as independent certified public accountants for 2004;

•	Shareholder proposal regarding executive compensation;

•	Shareholder proposal regarding poison pill provisions;

•	Shareholder proposal regarding severance agreements; and

•	Such other matters as may properly come before the Meeting.

      The above matters are described in the Proxy Statement. You are urged, after reading the Proxy Statement, to vote your shares by proxy using one of the following methods: (a) mark, sign, date, and return your Proxy Card by mail; or (b) vote by telephone or by the Internet using the instructions on your Proxy Card.

      Only shareholders of record at the close of business on March 5, 2004, will be entitled to vote at the Meeting, either in person or by proxy. This Proxy Statement is being mailed to those shareholders on or about March 31, 2004.

By Order of the Board of Directors

Ellen M. Fitzsimmons
Senior Vice President-Law and Public Affairs
and Corporate Secretary

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PROXY STATEMENT

About the Annual Meeting

What is the purpose of the Annual Meeting?

CSX Corporation (“CSX” or the “Company”) is the parent of CSX Transportation, Inc. (“CSXT”); CSX World Terminals LLC; CSX Intermodal, Inc.; CSX Technology, Inc.; and The Greenbrier Resort and Club Management Company. The address of CSX’s principal executive office is 500 Water Street, 15th Floor, Jacksonville, Florida 32202.

At our Annual Meeting (the “Meeting”), shareholders will act upon the matters outlined in the Notice of Meeting on the first page of this Proxy Statement, including the election of directors, ratification of the Company’s independent accountants, and consideration of three shareholder proposals. In addition, management will report on the performance of the Company and respond to questions from shareholders.

Where will the Meeting be held?

The Meeting will be held on Wednesday, May 5, 2004, at 10:00 a.m. (EDT), at the Times-Union Center for the Performing Arts, 300 West Water Street, Jacksonville, Florida (next to the CSX Headquarters). The Times-Union Center for the Performing Arts is accessible to persons with disabilities. If you have a disability, we can provide reasonable assistance to help you participate in the meeting.

Who is soliciting my vote?

The Board of Directors of CSX (the “Board”) is soliciting your vote for the 2004 Meeting.

What will I be voting on?

At the Meeting, shareholders will vote on:

•	Election of Directors.

•	Ratification of Ernst & Young LLP (“E&Y”) as independent certified public accountants for 2004.

•	Three shareholder proposals regarding executive compensation, poison pill provisions and severance agreements.

How many votes do I have?

You will have one vote for every share of CSX stock you owned on March 5, 2004 (the “Record Date”).

How many votes can be cast by all shareholders?

As of the Record Date, CSX had outstanding 215,069,189 shares of common stock entitled to vote. Only shareholders of record at the close of business on March 5, 2004, will be entitled to vote.

How many shares must be present to hold the Meeting?

The Company’s bylaws provide that a majority of the outstanding shares of stock entitled to vote constitutes a quorum at any meeting of shareholders. As of the Record Date, 107,534,595 shares constitute a majority of the outstanding shares.

We urge you to vote by proxy even if you plan to attend the Meeting so that we will know as soon as possible that enough shares will be present for us to hold the Meeting.

What are the voting procedures?

The Company’s state of incorporation is Virginia. Under Virginia law and the Company’s bylaws, directors are elected by a plurality of votes cast by the shares entitled to vote at a meeting at which a quorum is present. This means that the 11 nominees for election as directors who receive the greatest number of votes cast at the Meeting will be elected. A withheld vote will not have any effect on the outcome of the election for directors.

For all other proposals, the affirmative vote of the majority of shares represented at the Meeting and entitled to vote will be required for approval. While abstentions and broker “non-votes” (arising from the lack of instructions from beneficial owners) are considered present for purposes of determining whether a quorum is present, they are not considered to be voting “for” or “against” any proposal and will have no effect on the outcome of any proposal.

How do I vote?

You can vote either in person at the Meeting or by proxy without attending the Meeting. The shares represented by a properly executed proxy will be voted as you direct.

To vote by proxy, you must do one of the following:

•	Fill out your Proxy Card, date and sign it, and return it by mail,

•	Vote by telephone using the instructions on your Proxy Card, or

•	Vote by Internet using the instructions on your Proxy Card.

If you want to vote in person at the Meeting, and you hold your CSX stock in street name (that is, through a securities broker), you must obtain a proxy from your bank or broker and bring that proxy to the Meeting.

Can I change my vote?

Yes. A proxy may be revoked by a shareholder any time before it is voted by written notice delivered to the CSX Corporate Secretary, by timely receipt of a later signed proxy (including an Internet or telephone vote), or by voting in person at the Meeting.

What if I don’t vote for some of the matters listed on my Proxy Card?

If you return a signed Proxy Card without indicating your vote, your shares will be voted for the nominees for director listed on the card, for Ernst and Young LLP as independent certified public accountants for 2004, and against the three shareholder proposals regarding executive compensation, poison pill provisions and severance agreements.

How are votes tabulated?

Votes are tabulated by inspectors of election designated by the Corporate Secretary.

Who pays for soliciting proxies?

The cost of soliciting proxies is being paid by CSX. In addition to solicitation by mail, officers and regular employees of CSX, for no additional compensation, may request the return of proxies by personal conversations or by telephone or telecopy. It also is expected that, for a fee of $12,500 plus reimbursement of certain out-of-pocket expenses, additional solicitation will be made by personal interview, telephone or telecopy under the direction of the proxy solicitation firm of MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016.

Could other matters be decided at the Meeting?

CSX is not aware of any matters to come before the Meeting other than those set forth in the accompanying Notice and this Proxy Statement. If any other matters arise at the Meeting, the proxies will be voted at the discretion of the proxy holders.

What is the deadline for consideration of shareholder proposals for the 2005 Annual Meeting?

A shareholder who wants to submit a proposal to be included in the Proxy Statement for the 2005 Annual Meeting of Shareholders must send it to the principal executive offices of CSX so that it is received on or before November 22, 2004.

A shareholder who wants to submit a proposal that will not be in the proxy statement but will be considered at the 2005 Annual Meeting, pursuant to our bylaws, must send it to the principal executive offices of CSX so that it is received on or before January 21, 2005. The proxies named by the Board with respect to the 2005 Annual Meeting shall have discretionary voting authority with respect to any shareholder proposals received after January 21, 2005.

Does the Board of Directors consider director nominees recommended by shareholders?

Yes, the Governance Committee of the Board will review recommendations as to possible nominees received from shareholders and other qualified sources. Shareholder recommendations should be in writing addressed to the Chair of the Governance Committee, CSX Corporation, 500 Water Street, C160, Jacksonville, Florida, 32202, and should include a statement about the qualifications and experience of the proposed nominee, as discussed further below under Item 1 — Election of Directors — Committees of the Board — Governance.

What happens if the Meeting is postponed or adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do I need a ticket to attend the Meeting?

Yes, you will be issued an admission ticket at the Shareholder Registration Desk at the Meeting. If you hold your shares in your name, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares through a bank or broker, you will need proof of ownership, such as a recent brokerage statement or letter from your bank or broker, along with proper identification.

How can I find CSX’s proxy materials and annual report on the Internet?

This Proxy Statement and the 2003 Annual Report are available on CSX’s Internet website: www.csx.com/?fuseactioninvestor.publications.

ITEM 1: ELECTION OF DIRECTORS

      Eleven directors are to be elected to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. Votes will be cast, unless otherwise specified, for the election of the nominees named below. If, at the time of the Meeting, any nominee should be unable to serve as a director, such votes will be cast for such substitute nominee as may be nominated by the Board. All of the nominees are current directors standing for re-election and were previously elected by the shareholders. One current director, Mr. Bruce C. Gottwald, who served on the Audit Committee and Public Affairs Committee in 2003, is retiring from the Board and is not standing for re-election. In addition, Mr. John R. Hall, Mr. James W. McGlothlin, and Mr. John W. Snow were directors at the beginning of 2003 and are referred to in this Proxy Statement where appropriate.

      As of the date of this Proxy Statement, the Board has no reason to believe that any of the nominees named will be unable or unwilling to serve. There are no family relationships among any of these nominees or among any of these nominees and any officer, nor is there any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected.

      In the election of directors, those receiving the greatest number of votes shall be elected, even if such votes do not constitute a majority. Certain information regarding each nominee follows. Each nominee has consented to being named in the Proxy Statement and to serve if elected.

The Board of Directors recommends a vote FOR the following nominees.

Elizabeth E. Bailey, 65, is the John C. Hower Professor of Business and Public Policy, The Wharton School of the University of Pennsylvania. She is a director of Altria Group, Inc., and of Teachers Insurance and Annuity Association. Dr. Bailey has been a director of CSX since November 1989. She is Chair of the Board’s Public Affairs Committee and a member of the Audit Committee and the Executive Committee.

Robert L. Burrus, Jr., 69, is a partner in and Chairman of McGuireWoods LLP, a law firm. Mr. Burrus is a director of S&K Famous Brands, Inc., and of Smithfield Foods, Inc. Mr. Burrus has been a director of CSX since April 1993. He is Chair of the Board’s Finance Committee and a member of the Executive Committee and the Governance Committee.

Edward J. Kelly, III, 50, is the Chairman, President and Chief Executive Officer of Mercantile Bankshares Corporation, a bank holding company, having been elected Chairman in March 2003 and as President and Chief Executive Officer in March 2001. Prior to that he served as Managing Director of J.P. Morgan Chase and predecessor firms. He is a director of Hartford Financial Services Group; CIT Group; Constellation Energy Group; AXIS Capital Holdings Limited; and Mercantile Bankshares Corporation. Mr. Kelly has been a director of CSX since July 2002, and is Chair of the Board’s Audit Committee and a member of the Finance Committee and the Executive Committee.

Robert D. Kunisch, 62, has been Special Partner in ABS Capital Partners, Inc., a private equity investment firm, since January 2001, and Adviser to the senior management of Cendant Corporation, a global provider of consumer and business services, since January 2000. Prior to January 2000, Mr. Kunisch was Vice Chairman of Cendant Corporation. Mr. Kunisch has been a director of CSX since October 1990 and is Chair of the Board’s Governance Committee and a member of the Compensation Committee and the Executive Committee.

Southwood J. Morcott, 65, was the Chairman and Chief Executive Officer of Dana Corporation, a manufacturer of automotive and truck parts and provider of commercial credit, until his retirement as CEO in April 1999 and as Chairman in April 2000. He is a director of Johnson Controls, Inc., and of Navistar International Corporation. Mr. Morcott has been a director of CSX since July 1990 and is a member of the Board’s Finance Committee and the Public Affairs Committee.

David M. Ratcliffe, 55, has been Chief Executive Officer of Georgia Power Company and Executive Vice President of Southern Company, a producer and provider of electric power, since May 1999. He has been President-Elect of Southern Company since January 2004. He served as President of Georgia Power from May 1999 until January 2004. Prior to May 1999, he was Executive Vice President and Chief Financial Officer of Georgia Power Company. He is a director of Southern Company. Mr. Ratcliffe has been a director of CSX since January 2003, and is a member of the Board’s Governance Committee and the Public Affairs Committee.

Charles E. Rice, 68, has been Chairman of Mayport Venture Partners LLC, a venture capital firm, since January 2001. Prior to that, he was Vice Chairman, Corporate Development, of Bank of America Corp., a bank holding company. He is a director of Bessemer Trust Company, Post Properties, Inc., and Sprint Corporation. Mr. Rice has been a director of CSX since April 1990 and is a member of the Board’s Finance Committee and the Public Affairs Committee.

William C. Richardson, 63, is President and Chief Executive Officer of the W.K. Kellogg Foundation, a major philanthropic institution. He is a director of The Bank of New York Company, Inc., and The Kellogg Company. Dr. Richardson has been a director of CSX since December 1992 and is a member of the Board’s Audit Committee and the Compensation Committee.

Frank S. Royal, M.D., 64, is a physician in private practice in Richmond, Virginia, and a health-care expert. He is a director of Chesapeake Corporation; Dominion Resources, Inc.; HCA, The Healthcare Corporation; Smithfield Foods, Inc.; and SunTrust Banks, Inc. Dr. Royal has been a director of CSX since January 1994 and is Chair of the Board’s Compensation Committee and a member of the Governance Committee and the Executive Committee.

Donald J. Shepard, 57, has been Chairman of the Executive Board and Chief Executive of AEGON N.V., a holding company of insurance and insurance-related companies, since April 2002. From 1989 until April 2002, Mr. Shepard served as President and Chief Executive Officer of AEGON USA, Inc., a subsidiary of AEGON N.V. In addition, since February 1989, Mr. Shepard has served on the Board of Directors of AEGON USA, Inc. and as Chairman of that Board from 1992 to July 1999 and from May 2000 to April 2002 and has been a member of the Executive Board of AEGON N.V. since 1992. He is also a director of Mercantile Bankshares Corporation. Mr. Shepard has been a director of CSX since January 2003, and is a member of the Board’s Compensation Committee and the Finance Committee.

Michael J. Ward, 53, is the Chairman of the Board, President and Chief Executive Officer of CSX, having been elected as Chairman and Chief Executive Officer in January 2003 and as President in July 2002. He has served CSX Transportation, Inc., the Company’s rail subsidiary, as President since November 2000 and as President and Chief Executive Officer since October 2002. Previously, Mr. Ward served CSX Transportation as Executive Vice President-Operations from April through November 2000, as Executive Vice President-Coal Service Group from August 1999 to April 2000, and prior to that as Executive Vice President-Coal and Merger Planning. He is a director of Ashland, Inc. He has been a director of CSX since April 2002 and is Chair of the Board’s Executive Committee.

Director Independence

      The Board evaluated the conduct of each of its directors and their independence. The Board concluded that each director acted in the interests of shareholders and the corporation. In addition, the Board has determined that nine of the 11 nominees for election as directors are independent under the listing standards of the New York Stock Exchange. In making this determination, the Board considered transactions or relationships, if any, between each director or his or her immediate family and the Company or its subsidiaries, as well as the listing standards. The purpose of this review was to determine whether any such relationships or transactions were material and thus inconsistent with a determination that the director is independent.

      In connection with its deliberations, the Board specifically considered the relationship between the Company and Georgia Power Company, a producer of electric power and subsidiary of the Southern Company. Mr. Ratcliffe, a director and a nominee, currently is the Chief Executive Officer of Georgia Power. CSX Transportation delivers coal to generating plants operated by Georgia Power. In April 2004, Mr. Ratcliffe is expected to resign as Chief Executive Officer of Georgia Power to become President of the Southern Company. Revenue received from Georgia Power and Southern Company does not constitute a material part of the Company’s or Southern Company’s gross revenues.

      As a result of its review, the Board affirmatively determined, based on its understanding of any relationships or transactions, that the following director nominees are independent: Drs. Bailey, Richardson, and Royal, and Messrs. Kelly, Kunisch, Morcott, Ratcliffe, Rice, and Shepard.

Principles of Corporate Governance

      The Board is committed to governance principles and practices that facilitate fulfilling its fiduciary duties to shareholders and to the Company. The Board has adopted Corporate Governance Guidelines that reflect the high standards that those who deal with the Company as employees, investors, clients, customers, vendors or in other capacities can and should expect. Other key corporate governance principles observed by the Board and the Company include:

•	Nomination of a slate of directors for election to the Company’s Board that is substantially independent, as that term is defined in applicable laws and stock exchange listing standards.

•	Establishment of qualification guidelines for candidates for director and review of each director’s performance and continuing qualification for Board membership.

•	Membership of the Governance, Compensation and Audit Committees comprised of independent directors.

•	Authority for each Board committee to retain outside, independent advisors and consultants when appropriate.

•	Adoption of a Code of Ethics, meeting applicable rules and regulations, that covers all directors, officers and employees of CSX, including the Company’s Chief Executive Officer, Chief Financial Officer and Controller.

      CSX’s Corporate Governance Guidelines and Code of Ethics and the charters of the Governance, Compensation, Audit, Finance and Public Affairs Committees are available on the Company’s Internet website (www.csx.com). Shareholders may also request a free copy of any of these documents by writing to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, Florida 32202.

      Any waivers of or changes to the Code of Ethics that apply to our directors or executive officers will be disclosed on CSX’s Internet website (www.csx.com).

      Shareholders who wish to communicate with the Board generally, or with a particular director, may forward correspondence to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, Florida 32202.

      Pursuant to procedures established by the non-management directors of the Board, the Office of the Corporate Secretary will forward appropriate correspondence to the Board or a particular director. Appropriate correspondence generally includes any legitimate, non-harassing inquiries or statements. Interested parties who wish to communicate directly with non-management directors may forward correspondence to Presiding Director, CSX Board of Directors, CSX Corporation, 500 Water Street, C160, Jacksonville, Florida 32202.

Meetings of the Board and Executive Sessions

      During 2003, there were eight meetings of the Board. Except for Mr. Bruce C. Gottwald, who is not standing for re-election as a director, each director attended 75 percent or more of the meetings of the Board and the meetings of the committees on which he or she served.

      The non-management directors meet alone in executive session at each Board meeting. Non-management directors are all those who are not Company officers and may include directors, if any, who are not “independent” under New York Stock Exchange guidelines. These executive sessions are chaired by a presiding director who is an independent director selected annually by the Governance Committee. Mr. Kunisch currently serves as the presiding director. In addition, the independent directors have periodic dinner meetings without management in connection with regularly scheduled Board meetings.

      While the Company does not have a formal policy regarding director attendance at Annual Meetings, the Company encourages directors to attend the Annual Meeting. Eleven directors attended the 2003 Annual Meeting.

Committees of the Board

      Much of the Board’s work is conducted through the committees described below. The role and jurisdiction of each committee is set forth in written charters, and the appropriateness of the committee structure is reviewed regularly. The biographical information in “Election of Directors” includes committee memberships currently held by each nominee.

Executive

      The Executive Committee meets only on call and has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee has six members, consisting of the Chairman of the Board and the chairs of each of the five substantive committees. The Committee held no meetings in 2003.

Audit

      The Audit Committee selects the independent certified public accountants and submits its choice to the shareholders for ratification. Its primary functions include oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the independent auditors and the Company’s internal audit function.

      Specifically, the Committee retains, appoints, oversees and determines compensation of the Company’s independent auditors, reviews the scope and methodology of the independent auditors’ proposed audits, reviews the Company’s financial statements, and monitors the Company’s internal control over financial reporting by, among other things, discussing certain aspects thereof with the independent auditors and management. In addition, the Committee pre-approves all audit and non-audit services to be provided by the independent auditors as discussed under “Fees Paid to the Independent Certified Public Accountants — Pre-Approval Policies and Procedures.” Finally, the Committee maintains procedures for the receipt and treatment of complaints regarding the Company’s accounting, internal accounting controls or auditing matters. The Audit Committee charter is attached as Appendix A to this Proxy Statement.

      The Audit Committee has four members, each of whom the Board has determined to be independent pursuant to the independence standards promulgated by the New York Stock Exchange and the Securities and Exchange Commission (“SEC”). The Committee held eight meetings in 2003.

      The Board has determined that the Company has at least one audit committee financial expert, as that term is defined by SEC rules and regulations, serving on the Audit Committee. Mr. Kelly is the Committee’s financial expert and is independent pursuant to the standards promulgated by the New York Stock Exchange and the SEC. Please refer to the Report of the Audit Committee below for additional information regarding the Audit Committee.

Compensation

      The primary functions of the Compensation Committee are to (i) establish the Company’s compensation philosophy, (ii) review and approve corporate goals and objectives relevant to compensation and benefits for the Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors, as directed by the Board, set the level of compensation of the Chief Executive Officer based on such evaluation, (iii) review and recommend approval of non-CEO compensation and Company compensation plans, including certain benefits for key employees as determined by this Committee from time to time, and (iv) establish performance objectives for certain executives, and certify the attainment of those objectives in connection with the payment of performance-based compensation within the meaning of Internal Revenue Code Section 162(m). In addition, the Committee monitors the administration of certain executive compensation and benefit programs.

      The Compensation Committee has four members, all of whom are “outside directors” within the meaning of regulations promulgated pursuant to Internal Revenue Code Section 162(m) and are independent pursuant to the independence standards promulgated by the New York Stock Exchange. The Committee held six meetings in 2003. Please refer to the Report of the Compensation Committee on Executive Compensation below for additional information regarding the functions and operations of the Compensation Committee.

Finance

      The Finance Committee provides general oversight and review of financial matters affecting the Corporation, including the monitoring of corporate debt, cash flow, and the funding and administration of certain tax-qualified retirement plans of the Company. This five-member Committee held five meetings in 2003.

Governance

      The Governance Committee of the Board, formerly the Nominating and Organization Committee, identifies individuals qualified to become board members and recommends candidates for election to the Board. In addition, the Committee develops criteria regarding director qualification and reviews and recommends changes in Board composition, committee structure, and director compensation. The Committee develops, recommends and monitors corporate governance principles and conducts regular evaluations of director performance and of the effectiveness of the Board as a working group. The Governance Committee also reviews significant changes in corporate structure, succession in senior management, and other internal matters of broad corporate importance. The Governance Committee charter is attached as Appendix B to this Proxy Statement.

      The Committee has four members. Following the Meeting, the Committee will be composed solely of independent directors pursuant to the independence standards promulgated by the New York Stock Exchange. The Committee held six meetings in 2003.

      The Governance Committee generally identifies nominees for directors based upon outside research and suggestions from directors and officers of the Company. The Committee will also consider persons recommended by shareholders of the Company in selecting director nominees. Potential nominees suggested by shareholders will be evaluated by the Committee on the same basis as individuals identified directly by the Committee or from other sources. As a group, the Board is expected to represent a broad diversity of experience in business matters and to be able to assess and evaluate the role and policies of the Company in the face of changing conditions in the economy, regulatory environment and customer expectations. While there is not a formal list of qualifications, nominees for Board membership are expected to be prominent individuals with demonstrated leadership ability and to possess outstanding integrity, values and judgment. Nominees must be willing to devote the substantial time required to carry out the duties and responsibilities of directors. In addition, each Board member is expected to represent the broad interests of the Company and its shareholders as a group, and not any particular constituency. The Committee uses these and other relevant criteria to evaluate potential nominees.

      Shareholders who wish to recommend a director nominee must do so in accordance with the Company’s bylaws. In general, written notice of a proposed shareholder nomination must be delivered to the Company at least 60 days but no more than 90 days before the Annual Meeting. Nominations must be accompanied by a description of the proposed nominee’s qualifications and experience and his or her consent to serve if elected. Such recommendations must also indicate the nominating shareholder’s name and address and the class and number of shares that he or she owns.

Public Affairs

      The Public Affairs Committee reviews and makes recommendations concerning the Company’s practices and programs designed to address important public policy issues that may impact the Company, its shareholders, and the general public. This five-member Committee held three meetings during 2003.

Directors’ Compensation

General

      During 2003, non-employee directors received an annual retainer of $40,000, at least 40 percent of which was paid in CSX stock under the CSX Corporation Stock Plan for Directors. The Chair of each Board committee received an additional annual retainer of $5,000. Each non-employee director also received a grant of 2,000 shares of CSX stock, which in 2003 had a market value of $67,620 based on an average price per share of $33.81 on the date of grant. Non-employee directors also received $1,000 for each Board and committee meeting attended. Directors also are eligible to receive other compensation and benefits as discussed below.

      In December 2003, the Board approved changes to the outside directors’ compensation and benefits program. In doing so, the Board considered information received from two outside compensation consultants. In general, the changes increase base compensation, eliminate meeting fees and reduce certain benefit programs for outside directors.

      Beginning in 2004, in addition to the benefits described below, directors who are not CSX employees will receive the following fees:

Annual Board retainer fee	$75,000
Annual Audit Committee Chair fee	$15,000
Annual Committee (other than Audit) Chair fee	$10,000
Audit Committee membership fee	$5,000
Annual Stock Grant	2,500 shares

Stock Plan for Directors

      Because CSX directors want their compensation to be tied to shareholder interests, non-employee directors must participate in the CSX Corporation Stock Plan for Directors (the “Stock Plan”). Under the Stock Plan, as amended effective January 1, 2004, directors will be paid not less than 50 percent of their annual retainers in CSX stock and may elect to receive their entire retainers in stock. Payments made in stock under the Stock Plan, including direct grants, can be deferred for income tax purposes into a deferred compensation plan.

Deferred Compensation Plans

      Each non-employee director may participate in the deferred compensation plan (“Deferred Compensation Plan”), under which he or she can defer all or a portion of cash compensation paid by CSX until he or she ceases to be a director and has reached age 65, after which he or she will be paid in installments over a period not to exceed 15 years. Amounts so deferred may be credited at each director’s election to an Interest Account, a CSX Phantom Stock Account, or both. The Interest Account accrues interest, compounded quarterly, at rates that, effective as of January 1, 2004, are set at the annual rate of 10-year U.S. Treasury bonds as of the first business day of October. For 2004, the applicable interest rate is 3.93 percent. An Enhanced Interest Account, into which deferrals could be directed in 1989 and 1990, accrues interest, effective January 1, 2004, at the same rate as the Interest Account. Participants in the Enhanced Interest Account also are covered by an additional $10,000 death benefit. The Interest Account and the Enhanced Interest Account accrued interest at higher than market rates in 2003, compounded quarterly for the Interest Account and compounded annually for the Enhanced Interest Account. The balances in the Phantom Stock Accounts represent cash balances equal to the value of CSX stock, including reinvested dividends, which would have been in the account had the deferred cash compensation actually been used to purchase CSX stock.

      The Deferred Compensation Plan provides that if the Board determines that a change of control of CSX, as defined in the Plan, has occurred, Plan participants will receive a lump sum cash payment equal to the balance credited to their accounts. The Stock Plan provides that upon a change of control, the shares held in trust will be distributed unless the participant has elected to remain in the Plan. Amounts sufficient to pay any undistributed payments pursuant to the Deferred Compensation Plan and the Stock Plan upon a change of control will be placed in a trust until distributed under the terms of the plans and the participants’ distribution elections. The trust will be subject to claims of creditors of CSX Corporation. Directors may elect, within a specified period of time prior to any change of control event, to continue participation in the Deferred Compensation Plan as if a change of control had not occurred. The election can be revoked even after a change of control occurs, subject to a five-percent penalty on distribution.

      The 2002 Director Deferred Compensation Plan (“2002 Plan”) was adopted in 2002 to replace the Deferred Compensation Plan. The 2002 Plan permits directors to elect to defer cash compensation to be invested in an Interest Account or in a Phantom Stock Account and contains provisions similar to the Deferred Compensation Plan with respect to distribution of deferred amounts upon retirement and Change in Control. The 2002 Plan permits a participant to change his or her distribution election until 30 days following retirement as a director. Directors who previously participated in the Deferred Compensation Plan could make a one-time election to participate in the 2002 Plan.

Charitable Gift Plan

      Current CSX directors participate in the CSX Directors’ Charitable Gift Plan (“Gift Plan”) which is partially funded by company-owned life insurance on the lives of certain participants. Beginning in 2004, new directors who join the Board will not participate in the Gift Plan. Under the Gift Plan, if a director serves for five consecutive years, the Company will make contributions totaling $1 million on his or her behalf to charitable institutions designated by that participant. Contributions to designated charities are made in installments, with $100,000 payable upon the director’s retirement and the balance payable in installments of $100,000 per year, commencing at the time of the participant’s death. During 2003, CSX made contributions totaling $200,000 to three charitable organizations on behalf of Messrs. Snow and Hall, both of whom retired in 2003.

Matching Gift Plan and Other Benefits

      Directors, and directors retired less than two years, also may participate in the CSX Directors’ Matching Gift Program (“Matching Gift Program”). The Company will match $2 for every $1 that a director contributes to organizations that qualify for support under guidelines established by CSX up to a maximum annual CSX contribution of $50,000 per director.

      During 2003, forty-eight charitable organizations received contributions totaling $578,558 as part of the Matching Gift Program. The underlying amounts varied by director, but did not exceed $50,000 on behalf of any director.

      The Company makes available to directors personal excess liability insurance at no expense to the directors. Directors have traditionally had access to participate in the CSX Comprehensive Medical Plan (“Medical Plan”). Beginning January 1, 2004, no additional directors will be allowed to participate in the Medical Plan. In addition, directors are entitled to certain discounts when visiting the company-owned resort. Directors who retired before January 1, 2004, are entitled to this discount until December 31, 2005. During 2003, the value of the medical insurance, excess liability insurance and discounts described above, including reimbursement of certain related taxes, varied by director but did not exceed $38,000 for any director.

Certain Relationships and Related Transactions

      Robert L. Burrus, Jr., a director of the Company, is a partner in and Chairman of McGuireWoods LLP, a law firm that regularly provides legal services to the Company and its subsidiaries and that the Company expects it will retain to provide legal services in 2004. In addition, Mr. Burrus has an adult son, Peter T. Burrus, who is Division Manager of the Chicago Division of CSX Transportation, having started with the Company as a management trainee in 1990.

Section 16(a) Beneficial Ownership Reporting Compliance

      The Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and any persons owning more than 10 percent of a class of the Company’s stock, to file certain reports of ownership and changes in ownership with the SEC. Based solely on its review of the copies of Forms 3, 4 and 5 received by it, the Company believes that, with two exceptions, the Company’s executive officers and directors complied with the SEC’s reporting requirements with respect to transactions during fiscal 2003. The acquisition of 22 shares of phantom stock by Robert J. Haulter in July 2003 was reported on a late-filed Form 4 in August 2003. The acquisition of a total of 76 shares of phantom stock by Oscar Munoz in June and July 2003 was reported on a late-filed Form 4 in August 2003.

Report of the Audit Committee

      The Audit Committee has reviewed and discussed the Company’s audited financial information with management and has discussed with the independent certified public accountants the matters required to be discussed by Statement of Auditing Standards No. 61, as amended. In addition, the Audit Committee has received the written disclosures and letter from Ernst & Young LLP, the Company’s independent certified public accountants, as required by Independence Standards Board Standard No. 1. The Committee has discussed Ernst &Young’s independence with them. Based on its review and on the discussions described above, the Audit Committee has recommended to the full Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2003.

Audit Committee
Edward J. Kelly, III, Chair
Elizabeth E. Bailey
Bruce C. Gottwald
William C. Richardson

Jacksonville, Florida
March 10, 2004

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

AMONG CSX CORPORATION, THE S & P 500 INDEX
AND THE DOW JONES US TRANSPORTATION AVG INDEX

	12/98	12/99	12/00	12/01	12/02	12/03

CSX CORPORATION	100.00	77.72	67.60	93.43	76.38	98.24
S & P 500	100.00	121.04	110.02	96.95	75.52	97.18
DOW JONES US TRANSPORTATION AVG	100.00	95.48	95.86	86.95	76.97	101.48

*	$100 invested on 12/31/98 in stock or index – including reinvestment of dividends. The graph depicts prices for years ending December 31 for CSX Corporation, rather than the Company’s fiscal year-end, in order to be consistent with the S&P 500 and Dow Jones Transportation Average year-end valuations.

Security Ownership of Certain Beneficial Owners, Directors and Executive Officers

      The following table shows the number of shares of CSX common stock beneficially owned as of March 5, 2004, by each director, nominee for director, executive officer named in the Summary Compensation Table and the directors and executive officers of the Company as a group.

	Amount and Nature of Beneficial Ownership

			Shares for which
			Beneficial Ownership		Percent
	Shares		can be Acquired	Total	of
Name of	Beneficially		within 60 Days	Beneficial	Class
Beneficial Owner (Note 1)	Owned		(Note 2)	Ownership	(Note 3)

Elizabeth E. Bailey	16,024		10,000	26,024	*
Robert L. Burrus, Jr.	24,081		10,000	34,081	*
Bruce C. Gottwald	35,783		10,000	45,783	*
Edward J. Kelly, III	4,758		0	4,758	*
Robert D. Kunisch (Note 4)	26,079		10,000	36,079	*
Southwood J. Morcott	23,775		10,000	33,775	*
David M. Ratcliffe	3,285		0	3,285	*
Charles E. Rice	28,431		10,000	38,431	*
William C. Richardson	12,557		10,000	22,557	*
Frank S. Royal	19,363		10,000	29,363	*
Donald J. Shepard	5,470		0	5,470	*

Michael J. Ward	249,051	(Note 5)	149,774	398,825	*
Robert J. Grassi	65,542	(Note 5)	128,141	193,683	*
P. Michael Giftos	0		122,179	122,179	*
Oscar Munoz	32,000	(Note 5)	0	32,000	*
Andrew B. Fogarty	44,080		82,653	126,733	*
John W. Snow	0		0	0	*
Paul R. Goodwin	10,122		209,454	219,576	*

Executive officers as a group	663,359	(Note 6)	866,528	1,529,887	*
(11 including those named above)
and all directors and nominees

AXA Financial, Inc. (Note 7)	23,866,492				11.10%
1290 Avenue of the Americas
New York, NY 10104

Wellington Management	24,121,971				11.22%
Company, LLP (Note 8)
75 State Street
Boston, MA 02109

Note 1	Except as otherwise noted, the persons listed have sole voting power as to all shares listed, including shares held in trust under certain deferred compensation plans, and have investment power except with respect to all shares held in trust under deferred compensation plans, investment of which is governed by the terms of the trust. Ownership information is as of March 5, 2004.
Note 2	Represents shares under options exercisable within 60 days.
Note 3	Based on 215,069,189 shares outstanding on March 5, 2004, plus shares deemed outstanding for which beneficial ownership can be acquired within 60 days by that individual or group. An asterisk (*) indicates that ownership is less than one percent of class.
Note 4	Mr. Kunisch’s ownership includes 1,000 shares of stock held in a limited partnership in which Mr. Kunisch owns an interest.
Note 5	The ownership of Mr. Ward includes 165,000 restricted shares of stock granted under the CSX Omnibus Incentive Plan and 15,804 shares owned by his wife. Mr. Grassi’s ownership includes 5,270 shares of stock held in a family trust over which he has voting and investment power. The ownership of Mr. Munoz includes 25,000 restricted shares of stock granted under the CSX Omnibus Incentive Plan.
Note 6	This column includes ownership by executive officers other than those named above, including: 34,000 restricted shares of stock granted under the CSX Omnibus Incentive Plan, and 17,429 shares held in an executive officer’s family trust.
Note 7	Information reported is derived from a Schedule 13G filed jointly by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, as a group, acting as a parent holding company, and AXA as a parent holding company of Alliance Capital Management, L.P., and The Equitable Life Insurance Society of the United States, dated February 13, 2004, and filed with the SEC. As reported in the Schedule 13G, the person filing the statement has the sole power to vote or to direct the vote of 11,007,804 shares, shared power to vote or direct the vote of 3,004,371 shares, and the sole power to dispose of or to direct the disposition of 23,866,492 shares.
Note 8	Information reported is derived from a Schedule 13G filed by Wellington Management Company, LLP, dated February 13, 2004, and filed with the SEC. As reported in the Schedule 13G, the person filing the statement has the shared power to vote or direct the vote of 14,618,509 shares and the shared power to dispose of or direct the disposition of 24,121,971 shares.

Executive Compensation

      The individuals named below include the Company’s Chief Executive Officer and the other four executive officers of the Company who were the most highly compensated executive officers of the Company as of the last day of the fiscal year ending December 26, 2003. The table also includes the Company’s former chief executive officer as well as two other officers who retired from the Company during 2003. Information is provided for the fiscal years ending on December 26, 2003; December 27, 2002; and December 28, 2001.

Summary Compensation Table

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

				Other		Securities
				Annual	Restricted	Underlying		All Other
				Compen-	Stock	Options/	LTIP	Compen-
Name and				sation($)	Award(s)($)	SARs(#)	Payouts($)	sation($)
Principal Position	Year	Salary($)	Bonus($)	(Note 1)	(Note 2)	(Note 3)	(Note 4)	(Note 5)

Michael J. Ward	2003	808,333	0	142,039	0	400,000	0	40,693
Chairman, President	2002	579,167	312,750	123,229	0	200,000	0	32,182
& CEO	2001	475,000	285,000	221,683	5,322,900	175,000	0	27,191

Robert J. Grassi	2003	382,500	270,000	65,204	0	50,000	0	11,822
Retired President	2002	365,000	252,945	49,526	0	65,000	0	11,436
& CEO, CSX World	2001	331,667	217,900	62,606	0	50,000	0	10,950
Terminals LLC

P. Michael Giftos	2003	369,167	0	55,098	0	100,000	0	11,375
Executive VP & Chief	2002	337,450	160,000	58,351	0	50,000	0	11,125
Commercial Officer	2001	350,000	185,000	63,516	0	74,500	0	10,750
CSX Transportation, Inc.

Andrew B. Fogarty	2003	368,333	0	48,507	0	50,000	0	34,392
President & CEO	2002	355,000	175,000	61,792	0	65,000	0	44,170
CSX World Terminals	2001	325,000	165,900	63,361	0	65,000	0	10,306
LLC

Oscar Munoz	2003	329,545	0	33,988	796,500	125,000	0	159,538
Executive Vice	2002	N/A	N/A	N/A	N/A	N/A	N/A	N/A
President & CFO	2001	N/A	N/A	N/A	N/A	N/A	N/A	N/A
(Note 6)

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

				Other		Securities
				Annual	Restricted	Underlying		All Other
				Compen-	Stock	Options/	LTIP	Compen-
Name and				sation($)	Award(s)($)	SARs(#)	Payouts($)	sation($)
Principal Position	Year	Salary($)	Bonus($)	(Note 1)	(Note 2)	(Note 3)	(Note 4)	(Note 5)

John W. Snow	2003	129,404	0	114,559	0	0	0	2,279
Retired Chairman	2002	1,250,000	810,000	336,140	0	0	7,280,000	63,557
& CEO	2001	1,200,003	1,000,000	397,535	7,480,000	800,000	0	359,780

Paul R. Goodwin	2003	570,000	0	50,999	0	50,000	0	18,439
Retired Vice	2002	545,833	265,000	99,322	0	125,000	0	40,300
Chairman & CFO	2001	520,833	281,250	252,885	0	110,000	0	96,294

Note 1	The perquisites or other personal benefits exceeding 25 percent of the total perquisites and other personal benefits afforded to named officers were for the years and in the cases of individuals as follows: (a) during 2003, for Mr. Snow, $94,223 for life insurance premiums; (b) during 2002, for Mr. Snow, $100,585 for life insurance premiums; for Mr. Goodwin, $22,087 for life insurance premiums; (c) during 2001, for Mr. Snow, $117,900 for life insurance premiums; for Mr. Goodwin, $103,873 for club dues. In addition, amounts in this column include personal use of the Company’s aircraft valued at (a) Mr. Ward — $5,766 for 2003, and $2,304 for 2002; (b) Mr. Giftos — $810 for 2003, $2,449 for 2002, and $605 for 2001; (c) Mr. Fogarty — $454 for 2001; (d) Mr. Snow — $14,145 for 2002, and $6,480 for 2001; and (e) Mr. Goodwin — $2,749 for 2002. It is CSX’s policy to require the CEO to use Company aircraft for personal as well as business travel.
Note 2	For 2003, the value shown reflects the award of restricted stock to Mr. Munoz pursuant to the employment agreement described in “Employment, Change of Control and Similar Agreements.” The value of Mr. Munoz’ award of 25,000 shares of restricted stock is based on $31.86 per share, the closing price of CSX stock on the New York Stock Exchange on May 7, 2003, the date of grant. As of December 26, 2003, the value of Mr. Munoz’ stock award, based on $35.79 per share, the closing price of CSX stock on the New York Stock Exchange on that date, was $894,750. For 2001, the values shown reflect the awards of restricted stock to Messrs. Snow and Ward pursuant to the employment agreements described in “Employment, Change of Control and Similar Agreements.” The value of Mr. Snow’s award of 200,000 shares of restricted stock is based on $37.40 per share, the closing price of CSX stock on the New York Stock Exchange on July 11, 2001, the date of grant. Mr. Snow forfeited his restricted stock award at the time of his resignation as Chairman and CEO of the Company. The value of Mr. Ward’s award of 165,000 shares of restricted stock that will vest in five years from February 13, 2001, the date of grant, is based on $32.26 per share, the closing price of CSX stock on the New York Stock Exchange on that date. As of December 26, 2003, the value of Mr. Ward’s restricted stock award, based on $35.79 per share, the closing price of CSX stock on the New York Stock Exchange on that date, was $5,905,350. Messrs. Munoz and Ward are entitled to receive dividends during the restriction period of their respective awards.
Note 3	This column represents the number of employee stock options granted. Stock appreciation rights (“SARs”) were not granted in 2003, 2002 or 2001.
Note 4	The amount shown represents the fair market value of the 250,000 shares of restricted stock granted to Mr. Snow pursuant to his 1999 Stock Award Agreement as of September 11, 2002, the date the award vested.
Note 5	Amounts shown include: (a) the above-market portion of earnings on a deferred compensation program available to executives only during 1985, 1986, 1988, and 1989. For 2003, these amounts are: for Mr. Giftos, $33,140; for Mr. Ward, $16,068; for Mr. Snow, $2,279; for Mr. Goodwin, $11,564; (b) the Company’s matching contributions made in conjunction with deferrals of salary or bonuses to the CSX Tax Savings Thrift Plan and the CSX Supplementary Savings and Incentive Award Deferral Plan. The amounts contributed for 2003 are: for Mr. Ward, $23,625; for Mr. Grassi, $11,475; for Mr. Giftos, $10,375; for Mr. Fogarty, $10,708; for Mr. Munoz, $9,886; for Mr. Goodwin, $6,875; (c) for 2003, a signing bonus of $125,000 for Mr. Munoz. Distributions to Messrs. Snow and Goodwin are cross-referenced to “Employment, Change of Control and Similar Agreements”.
Note 6	Mr. Munoz started his employment with CSX in May 2003.

Stock Option Grants

      The following table reflects stock options granted to the named executives in 2003.

Option/SAR Grants in Last Fiscal Year (Note 1)

		Individual Grants			Grant Date Value

	Number of Securities	Percent of Total
	Underlying	Options/SARs Granted	Exercise or
	Options/SARs	to Employees in	Base Price	Expiration	Grant Date
Name	Granted (#) (Note 1)	Fiscal Year (Note 3)	($/Share)	Date	Present Value($)

Michael J. Ward	400,000 (Note 2)	11.51%	32.145	May 6, 2013	3,572,000 (Note 2)
Robert J. Grassi	50,000 (Note 2)	1.44%	32.145	May 6, 2013	446,500 (Note 2)
P. Michael Giftos	100,000 (Note 2)	2.88%	32.145	May 6, 2013	893,000 (Note 2)
Oscar Munoz	125,000 (Note 2)	3.60%	32.145	May 6, 2013	1,116,250 (Note 2)
Andrew B. Fogarty	50,000 (Note 2)	1.44%	32.145	May 6, 2013	446,500 (Note 2)
John W. Snow	0	0.00%	N/A	N/A	N/A
Paul R. Goodwin	50,000 (Note 2)	1.44%	32.145	May 6, 2013	446,500 (Note 2)

Note 1	SARs were not granted during 2003.
Note 2	Stock options granted to the named executive officers and certain other executives on May 7, 2003, pursuant to the CSX Omnibus Incentive Plan, at an exercise price of $32.145, which was the fair market value as of the date of the grant. The options vest and become exercisable in three equal tranches on the third, fourth and fifth anniversaries of the grant date. The present value of stock options granted on May 7, 2003, has been reported using the Black-Scholes option pricing model and should not be used as a prediction of future stock performance. The values presented are based on the following assumptions:
• Exercise price — $32.145 (mean price on grant date);
• Market price on grant date — $32.145;
• Assumed exercise date — May 8, 2009;
• Risk-free rate of return — 2.53 percent;
• Dividend yield — 1.10 percent (five-year quarterly average); and
• Volatility assumption — 27.73 percent.
Note 3	A total of 3,476,530 employee stock options were granted during 2003.

Stock Options

      The following table reflects the number of stock options exercised by the named executives in 2003, the total gain realized upon exercise, the number of stock options held at the end of the year, and the realizable gain of the stock options that have exercise prices lower than the fair market value of CSX stock.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

					Value of Unexercised
			Number of Securities Underlying		In-The-Money
			Unexercised Options/SARs at		Options/SARs at FY-End ($)
			FY-End (#)		(Note 1)

	Shares
	Acquired on
	Exercise	Value
Name	(#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael J. Ward	0	0	122,288	939,372	205,799	1,869,569
Robert J. Grassi	0	0	95,105	257,205	330,116	842,453
P. Michael Giftos	11,977	122,644	98,536	365,117	0	712,777
Oscar Munoz	0	0	0	125,000	0	455,625
Andrew B. Fogarty	16,054	168,005	54,934	321,772	0	649,071
John W. Snow	100,494	1,022,024	0	0	0	0
Paul R. Goodwin	27,654	348,440	148,468	551,638	0	986,399

Note 1	Value of unexercised options at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money option grants and $35.79, the mean value of CSX stock on December 26, 2003.

Long-Term Incentive Awards

      None of the Named Executive Officers were granted long-term incentive awards during 2003.

Pension Plans

      The following table sets forth the estimated annual single life annuity benefits payable, before offsets for Social Security and Railroad Retirement annuities, by CSX and certain of its subsidiaries to any officer or salaried employee upon retirement from active employment at age 60 after selected periods of service and in specified compensation groups.

Pension Plan Table

Average Compensation
During Five Consecutive
Years of Highest Pay	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years	44 Years

$200,000	$45,000	$60,000	$75,000	$90,000	$105,000	$120,000	$132,000
400,000	90,000	120,000	150,000	180,000	210,000	240,000	264,000
600,000	135,000	180,000	225,000	270,000	315,000	360,000	396,000
800,000	180,000	240,000	300,000	360,000	420,000	480,000	528,000
1,000,000	225,000	300,000	375,000	450,000	525,000	600,000	660,000
1,200,000	270,000	360,000	450,000	540,000	630,000	720,000	792,000
1,400,000	315,000	420,000	525,000	630,000	735,000	840,000	924,000
1,600,000	360,000	480,000	600,000	720,000	840,000	960,000	1,056,000
1,800,000	405,000	540,000	675,000	810,000	945,000	1,080,000	1,188,000
2,000,000	450,000	600,000	750,000	900,000	1,050,000	1,200,000	1,320,000
2,200,000	495,000	660,000	825,000	990,000	1,155,000	1,320,000	1,452,000
2,400,000	540,000	720,000	900,000	1,080,000	1,260,000	1,440,000	1,584,000
2,600,000	585,000	780,000	975,000	1,170,000	1,365,000	1,560,000	1,716,000
2,800,000	630,000	840,000	1,050,000	1,260,000	1,470,000	1,680,000	1,848,000
3,000,000	675,000	900,000	1,125,000	1,350,000	1,575,000	1,800,000	1,980,000
3,200,000	720,000	960,000	1,200,000	1,440,000	1,680,000	1,920,000	2,112,000

      Retirement benefits from qualified and non-qualified non-contributory pension plans (“Pension Plans”) of CSX and certain of its subsidiaries are based on both length of service and compensation. The compensation covered by the Pension Plans is compensation paid by CSX or its subsidiaries to a participant on a regular monthly or annual salary basis, and bonuses or similar awards for personal services rendered in a position that is not under the scope of a labor agreement. Compensation items listed in the Summary Compensation Table covered by the Pension Plans are base salary and bonus. The average compensation during the five consecutive years of highest pay covered by the Pension Plans for Mr. Ward was $630,385.

      The benefits are computed at the time of retirement under a defined benefit formula based on years of service and average salary and bonus for the highest 60 consecutive covered months of service. The formula also takes into account retirement benefits under the Social Security Act and Railroad Retirement Act attributable to service by the participant for the employer. The Pension Plans provide for retirement from active employment commencing at age 60 without diminution of benefits. Retirement from active employment beginning at age 55 is permitted with reduced pension payments. Certain participants in the Pension Plans may be eligible to receive an additional year of unfunded credit for each year of actual service beginning at age 45 and, in certain instances, such credit for periods prior to employment by CSX or its subsidiaries, with a 44-year maximum of total service.

      The Pension Plans permit the Chief Executive Officer and a limited number of other key executives named by him to take the unfunded portion of their pensions in a lump sum payment. The amount of the payment is calculated on an actuarial present value, using an interest rate set periodically by the Finance Committee, which currently is five percent. Mr. Snow, who retired from the Company effective February 3, 2003, was granted his non-qualified pension benefit in a lump sum (see “Employment, Change of Control and Similar Agreements”).

      As of December 2003, the individuals named in the Summary Compensation Table had the following credited years of service: Mr. Ward, 26 years; Mr. Grassi, 39 years; Mr. Giftos, 41 years; Mr. Fogarty, 39 years; Mr. Snow, 44 years; Mr. Goodwin, 44 years.

      The amounts in the table have not been restricted to those within the maximum annual retirement benefit that is currently permissible under the Internal Revenue Code, which is $160,000 for 2004. Also, in calculating a participant’s benefit, annual compensation in excess of a limit set annually by the Secretary of the Treasury may not be considered. That limit is $200,000 for 2004. Pension amounts in excess of such limitations are payable from the non-qualified Special and Supplemental Plans, which are not funded.

      Employees who become eligible to participate in the Pension Plans on or after January 1, 2003, will accrue benefits using a cash balance formula. Cash balance benefits are based on a formula using age and years of service. Interest is credited on a monthly basis using the 10-year treasury bond rate. Vested balances are payable in a lump sum or annuity upon termination of employment or retirement.

Employment, Change of Control and Similar Agreements

      The Company has entered into change of control employment agreements (the “Employment Agreements”) with certain executives, including Messrs. Ward, Munoz, Giftos, and Fogarty. The Employment Agreements generally provide that if the executive is terminated other than for cause within three years after a change of control of the Company, or if the executive terminates employment for good reason within such three-year period or voluntarily during the 30-day period following the six-month anniversary of the change of control (or, in the case of a change of control transaction subject to Surface Transportation Board review, following the 12-month anniversary of the approval of the transaction by the Surface Transportation Board), the executive is entitled to receive severance benefits. Severance benefits include a lump sum severance payment equal to three times the sum of the executive’s base salary and highest annual bonus for the three years preceding the change of control (or, if higher, the most recently established target bonus), together with certain other payments and benefits, including a prorated bonus for the year of termination; the present value of additional pension benefits the executive would have earned if employment had continued for three more years and all benefits had vested; continuation of employee welfare benefits for three years; an additional payment to make the executive whole for certain excise taxes imposed on certain change of control payments, if any; the right to receive the Black-Scholes value of options that terminate unexercised; and the right to up to $20,000 of outplacement services.

      In 1995, the Company entered into a similar agreement (the “1995 Agreement”) with Mr. Grassi, former President and Chief Executive Officer of CSX World Terminals LLC. Upon the Company’s sale of the international container shipping business in 1999, and before becoming eligible for benefits under the 1995 Agreement, Mr. Grassi entered into a second agreement whereby he deferred his ability to receive the benefits until his retirement from CSX. Upon his retirement from CSX, the Company agreed to pay Mr. Grassi an amount equal to three times the sum of his base salary and highest annual bonus for the three years preceding the change in control (or, if higher, the highest annual bonus for the three years that will precede retirement), together with certain other payments and benefits, including a bonus for the year of retirement paid at the same rate as the highest bonus described above, the present value of additional pension benefits the executive would have earned if employment had continued for three more years and all benefits had vested, and continuation of employee welfare benefits for himself and his spouse for three years. In January 2003, the Company entered into a further agreement with Mr. Grassi in which the Company agreed to define highest annual bonus as the highest annual bonus received in the preceding five years. Upon his retirement in December 2003, Mr. Grassi received $3,857,000, which constituted his payment under the 1995 Agreement.

      The Company and its former Chairman and Chief Executive Officer, Mr. Snow, entered into an employment agreement (the “JWS Agreement”) in 2001. The JWS Agreement provided Mr. Snow with an annual salary, a bonus opportunity, a one-time grant of stock options and shares of restricted stock, each as disclosed in the tables of the Company’s Proxy Statements, a continuation of his employee benefits during his employment, an extension of his perquisites while serving as Chairman of the Board, and a life insurance policy. Mr. Snow also would have been afforded benefits comparable to those offered to other senior executive officers upon a change in control. In connection with Mr. Snow’s retirement from the Company, Mr. Snow waived all future payments and perquisites payable under the JWS Agreement.

      As reported in the 2003 Proxy Statement, at the time of Mr. Snow’s retirement in early February 2003, the Company delivered to him (i) cash to satisfy the Company’s contractual obligation with respect to the insurance policy, (ii) certain deferred cash compensation, (iii) deferred stock accrued during Mr. Snow’s tenure, and (iv) a lump sum payment of the non-qualified portion of his pension based on the actuarial present value of the unfunded pension benefit. Mr. Snow continues to receive the qualified portion of his pension benefits and other deferred cash compensation accrued during his tenure in accordance with the terms of applicable plans.

      In 2001, the Company and Mr. Ward entered into a five-year employment agreement, which included the award of 165,000 shares of restricted stock to Mr. Ward as an incentive to remain with the Company. The stock award vests on the fifth anniversary of the grant. If Mr. Ward voluntarily terminates his employment with the Company prior to the end of the five years, the shares will be forfeited. Generally, if the Company elects to terminate Mr. Ward’s employment for reasons other than for cause, Mr. Ward dies or becomes disabled, or Mr. Ward terminates his employment for good reason within five years of the grant, the Company will remove the restrictions on a prorated portion of the restricted shares and pay Mr. Ward the salary and one-half of the target annual incentive otherwise payable for the balance of the agreement.

      In 2002, the Company and Mr. Ward entered into an agreement that addresses the disparity in retirement and spousal benefits between Social Security and Railroad Retirement benefits resulting from the Company’s transfer of Mr. Ward’s employment with CSX Transportation, Inc. to CSX Corporation in 2002. The CSX Pension Plan, a defined benefit plan under Section 401(a) of the Internal Revenue Code, generally provides for a make-up benefit for employees faced with the prospect of lower government-sponsored retirement and spousal benefits on account of a transfer from CSX Transportation to an affiliated entity covered by Social Security, offset by the amount of employment tax the participant would have saved as a result of the lower tax rate under Social Security. However, the make-up benefit under the CSX Pension Plan does not cover the entire difference. In order to put Mr. Ward in the same position as he would have been had he not been transferred to CSX Corporation, the agreement provides for the Company to perform a calculation of pension benefits at the time of Mr. Ward’s retirement, comparing it to what he would have received absent the transfer. This amount will be discounted to account for the fact that Mr. Ward would have paid less employment tax under Social Security than under Railroad Retirement.

      In April 2003, the Company and Mr. Munoz entered into a two-year employment agreement that provides an annual base salary of $500,000 with an annual bonus opportunity of $450,000. In addition, Mr. Munoz was provided with an initial stock option grant of 125,000 shares, which vest ratably over five years, as well as 25,000 shares of restricted stock that vest over four years. Mr. Munoz was also provided with a signing bonus in the amount of $250,000, with one half payable in May 2003 and the balance in May 2004, provided Mr. Munoz remains employed by the Company. Mr. Munoz was also provided with relocation assistance with respect to the relocation to Jacksonville of himself and his family. The agreement further provides that if Mr. Munoz’s employment is terminated by the Company other than for cause or disability on or before May 5, 2006, Mr. Munoz will be paid a severance benefit equal to two times the sum of his annual base salary plus bonus for the year of termination, and any unvested options will then vest immediately. If Mr. Munoz’s employment is terminated other than for cause or disability from May 6, 2006, through May 6, 2008, Mr. Munoz will be paid a severance benefit equal to two times his then annual base salary and any unvested options will then vest immediately. If Mr. Munoz’s employment is terminated after May 6, 2008, Mr. Munoz will receive a lump sum severance benefit in the amount equal to his then annual base salary. In the event that the termination of employment is on account of a change in control, the Employment Agreement will supersede this agreement.

      In February 2004, the Company entered into a retirement and separation agreement with Mr. Giftos. The agreement provides that Mr. Giftos will receive separation payments in the amount of $375,000 over twelve months, or in a single sum, as elected by Mr. Giftos. The agreement further provides that Mr. Giftos will receive a special retirement allowance under the Special Retirement Plan of CSX Corporation and Affiliated Corporations to include constructive service of 44 years, and the early reduction factor for age 58 at the time of commencement in calculating his pension benefits. The agreement further provides that Mr. Giftos will receive reimbursement (or the Company will pay) for certain catastrophic medical expenses incurred by his spouse and which are not otherwise covered by the CSX Comprehensive Medical Plan.

      Mr. Goodwin retired in May 2003 pursuant to a retirement agreement. Mr. Goodwin agreed to provide certain consulting services to the Company with respect to projects with certain affiliates of the Company for the year following his retirement.

      Mr. Fogarty is a party to an agreement regarding his employment with the Company dated October 2001. The agreement sets forth certain responsibilities in Mr. Fogarty’s role as Executive Vice President and provides that he will be employed in some capacity through May 2005. The Company is updating the terms of his agreement to reflect his current responsibilities and position as President and Chief Executive Officer of CSX World Terminals, LLC.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      This report describes the philosophy, objectives and components of the Company’s executive officer compensation program and the manner in which compensation determinations for 2003 were made for the Company’s Chief Executive Officer during that period, Mr. Michael J. Ward, and the other executive officers.

      The Compensation Committee (the “Committee”) of the Company’s Board is composed of the directors named below, none of whom is an officer or employee of the Company, and all of whom are outside directors within the meaning of Section 162(m) of the Internal Revenue Code and independent pursuant to the independence standards promulgated by the New York Stock Exchange. The Committee is responsible for setting and administering the Company’s compensation philosophy, objectives and policies, and for establishing and administering compensation plans and programs for executive officers of the Company. During 2003, based on recommendations of the Committee, the Board was responsible for approving the compensation for the Chief Executive Officer.

Overall Compensation Philosophy and Objectives

      The Company’s executive compensation programs are designed to provide competitive annual and long-term compensation and to encourage executive officers to focus on maximizing shareholder value through superior performance. The programs are based on the philosophy that the financial interests of the Company’s executive officers should be aligned closely with those of its shareholders and that overall compensation should be linked to the short-term and long-term performance of the Company, of individual business units of the Company, and of the individual executive officer. Accordingly, the Company’s executive compensation programs are structured and administered applying the following principles:

•	Competitiveness. Consistent with the Company’s performance, total compensation for executive officers is targeted to produce pay competitive with the total compensation paid by a comparison group of companies that compete for executives of similar talent, including several direct competitors. The Committee believes that providing competitive total compensation opportunities for executive officers is an important element in the Company’s ability to attract and retain motivated and effective executives.

In determining executive officer compensation for 2003, the Committee used market data regarding the compensation paid for similar positions by other large companies with annual revenues ranging from $6 billion to $10 billion, as provided through a survey conducted by a nationally recognized independent compensation consulting firm. These comparison companies included a broad cross-section of companies that can be expected to compete directly with the Company for employees, investors and business, and do not focus specifically on companies that form the Dow Jones U.S. Transportation Average (depicted in the “Five-Year Cumulative Comparison Graph” included in this Proxy Statement). Because the job market for the Company’s executives is not limited to the Company’s industry, and because the Company’s most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare shareholder returns, the comparison group is not the same as the peer group index in the “Five-Year Cumulative Comparison Graph” included in this Proxy Statement.

•	Performance-Based. A substantial portion of the total compensation package for executive officers is at risk and consists of performance-based cash and equity incentives that link executive compensation to Company financial and non-financial results, and individual performance. Performance incentives provide rewards for achieving strategic, operating and financial results, motivating executive officers and encouraging a dedicated focus on building value for shareholders over time.

•	Aligned with Interests of Shareholders. A significant portion of each executive officer’s total compensation is linked directly to the achievement of specific, measurable performance results that are intended to create both short-term and long-term value for CSX shareholders. In addition, executive officers are expected to acquire and hold significant amounts of the Company’s stock.

Components of Compensation

      The total compensation package for executive officers during 2003 was composed of three key elements: (a) base salary; (b) short-term incentives; and (c) long-term incentives.

      In establishing and administering each of these components, the Committee considers: (1) current market data regarding the compensation paid for similar positions by the comparison companies, and (2) achievement against Company financial and non-financial objectives, and individual performance objectives that are established for each performance period by the Committee. The Committee’s intent is to provide total compensation packages for executive officers approximating the 65th percentile of the total compensation paid for similar positions by the comparison companies, when competitive performance results are achieved. The Company’s total compensation components are described below.

Base Salary

      The Committee determines a salary for each executive officer and certain other executive officers based upon the Committee’s assessment of the individual’s performance and contribution to the Company’s objective performance goals. Base salaries for 2003 generally were targeted to be at the 50th percentile of salaries paid for similar positions by the comparison companies. Base salaries of executive officers are reviewed in February of each year with adjustments, if any, based upon the then-current market data for the comparison companies, individual executive performance and the executive’s contributions to the Company.

Short-Term Incentives

      The short-term compensation incentives available for executive officers of the Company are composed of annual cash incentive bonuses and, in certain circumstances, additional discretionary cash bonuses in recognition of exceptional strategic contributions and performance. These short-term incentives are established and awarded with the objective of bringing total annual cash compensation (base salary plus bonus) to approximately the 75th percentile of the comparison companies, assuming achievement of competitive performance levels.

      Executive officers, including the Chief Executive Officer, are awarded annual cash incentive bonuses under the Company’s shareholder-approved Senior Executive Incentive Plan (“SEIP”) based on Company operating income results. The Committee has the authority, in its sole discretion, to make adjustments to bonus awards under the SEIP to reflect (1) the impact of unplanned events; (2) performance below other financial or strategic objectives (including earnings per share, the Company’s operating ratio, operating income and cash available to the Company, and the performance of the Company’s subsidiaries); and (3) an executive’s individual performance based on such factors as the Committee deems appropriate.

      For 2003, the formula for annual cash incentive payout was based upon operating income and strategic initiatives, with a minimal threshold of operating income performance required for a payout. Based on 2003 operating income, CSX Corporation and CSX Transportation did not meet this minimum threshold. CSX World Terminals LLC, achieved most of its financial performance targets, but did not achieve all of its strategic business objectives. Accordingly, the Committee approved incentive payments including $270,000 for Mr. Grassi. In each instance, the Committee exercised its discretion under the SEIP to make downward adjustments, reducing the annual cash incentive bonuses otherwise payable under the SEIP.

      Other executive officers and key employees of the Company are awarded annual cash incentive bonuses under the Company’s Management Incentive Compensation Plan (“MICP”). Awards are based on the Committee’s evaluation of the achievement of operating income targets and strategic initiatives, along with an evaluation of the executive’s performance and such other objective measures as the Committee deems appropriate. For 2003, executive officers for CSX Corporation and CSX Transportation did not receive awards, as the companies did not meet the minimum threshold for financial performance. Executives for CSX World Terminals LLC each received a cash incentive bonus under the MICP.

Long-Term Incentives

      For 2003, the long-term compensation incentives available for executive officers of the Company were composed primarily of equity-based incentive awards. These long-term incentives are established and awarded with the objective of having Total Direct Compensation (base salary plus short-term incentives plus long-term incentives) to approximately the 65th percentile of the comparison companies, assuming achievement of competitive performance levels. In 2003, awards granted under the CSX Omnibus Incentive Plan (the “COIP”) included stock options and restricted stock. The primary form of long-term incentive compensation provided to the executive officers is non-qualified stock options, where the executive only gains from the award when all shareholders gain from increased stock price.

      In 2003, the long-term incentive compensation opportunity granted to each executive officer, including the Chief Executive Officer, was based upon individual executive performance and impact on the Company and competitive market grant levels for similar positions made by the comparison companies. The stock option awards help link the long-term interests of executive officers with those of shareholders. In aligning the interests of executives with those of shareholders, the Committee is also aware of the potential impact of options awards on future equity appreciation.

      In 2003, the Committee approved the grant of stock options, based on the criteria described above, to Mr. Ward, as set forth in “Option/SAR Grants in Last Fiscal Year.” The Compensation Committee concluded that the stock option grants were appropriate for the purpose of ensuring executive officer retention, and in line with the compensation philosophy of the Company.

      In December 2003, the Compensation Committee recommended, and in February 2004 the Board approved, a new long-term incentive program, administered under the COIP, to be effective in 2004. This program is intended to enhance the linkage of executive compensation with increased stock price. It will put emphasis toward factors more directly within management control. The new program is consistent with the compensation philosophy and objectives outlined above, including maintaining Total Direct Compensation at the 65th percentile of targeted comparison companies.

      The new long-term incentive program provides executives with rewards based upon performance against a two-year cumulative Modified Cash Flow performance target. This performance measure has a high correlation to stock price. For executive officers, including the Chief Executive Officer, the Compensation Committee may also modify the award based on achievement of operating ratio targets and decrease the award based upon the completion of key strategic objectives. For all participants, the grants will be in the form of Performance Units. These Performance Units will be paid one-half in cash and one-half in performance shares, and grants will vest in accordance with the achievement of the above-mentioned performance criteria.

Stock Ownership Guidelines

      In addition to long-term awards, the Committee believes that to link the interests of executive officers to those of the Company’s shareholders, it is also necessary that executive officers own a significant amount of the Company’s stock. The Committee has established the following formal stock ownership guidelines. These guidelines are generally at or above the stock ownership guidelines of the comparison companies.

Position	Minimum Aggregate Value Equivalent

Chief Executive Officer	6 times base salary
Executive Vice Presidents	4 times base salary
Senior Vice Presidents	3 times base salary
Vice Presidents and Equivalent	1 times base salary
Assistant Vice Presidents and Equivalent	0.5 times base salary

2003 Compensation for the Chief Executive Officer

      Mr. Ward is the Company’s Chairman, President and Chief Executive Officer. Mr. Ward’s performance was reviewed by the Committee in 2003 and discussed with the non-employee directors of the Company.

      It has been past practice to pay the Chief Executive Officer and other executives in line with the payment guideline of the annual incentive compensation program of the Company. Under this program, Mr. Ward was entitled to a target annual bonus opportunity of 120 percent of salary if earnings were met, or $950,000. Using the same performance and other factors on which awards were made to other executive officers and pursuant to the executive compensation strategy described earlier in this report and Proxy Statement, the Committee awarded Mr. Ward no annual cash incentive bonus. Mr. Ward was generally eligible to participate in the same compensation plans available to other executive officers of the Company.

Policy on Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that the Company may deduct for compensation paid to the Chief Executive Officer or any other executive officer who is employed on the last day of the year. However, performance-based compensation, paid pursuant to a plan that has been approved by shareholders, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established objective performance goals and the Board committee that establishes such goals consists only of outside directors (as defined for purposes of Section 162(m)). The SEIP and the COIP have been approved by the shareholders of the Company.

      The Committee and the Board have considered these requirements. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated by the Committee and the Board in light of the Company’s overall compensation philosophy and objectives. The Company’s compensation program for executive officers has both objective and discretionary elements. Generally, the Committee wishes to maximize the Company’s federal income tax deductions for compensation expense and has, therefore, structured the short-term and long-term incentive elements of executive compensation to meet the requirements for deductibility under Section 162(m). However, the Committee and the Board believe that there are circumstances where the provision of compensation that is not fully deductible may be more consistent with the compensation philosophy and objectives of the Company and/or may be in the best interests of the Company and its shareholders. The Committee’s ability to exercise discretion and to retain flexibility in this regard may, in certain circumstances, outweigh the advantages of qualifying all compensation as deductible under Section 162(m).

      The Committee believes that the compensation of executive officers has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Company’s performance and total returns to its shareholders.

Compensation Committee
Frank S. Royal, M.D., Chairman
Robert D. Kunisch
William C. Richardson
Donald J. Shepard

Jacksonville, Florida
February 10, 2004

ITEM 2: RATIFICATION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      The Audit Committee of the Board designated the firm of Ernst & Young LLP as independent certified public accountants to audit and report on CSX’s financial statements for the fiscal year 2004, subject to ratification by the shareholders. Action by shareholders is not required by law in the appointment of independent accountants, but their appointment is being submitted to the shareholders in order to give them the final choice in the designation of independent accountants.

      Ernst & Young LLP has no direct or indirect financial interest in CSX or in any of its subsidiaries, nor has it had any connection with CSX or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Ernst & Young LLP will be present at the meeting of shareholders and will be afforded an opportunity to make a statement if they desire to do so. It also is expected they will be available to respond to appropriate questions.

Fees Paid to Independent Certified Public Accountants

      Ernst & Young LLP served as the independent certified public accountants for the Company in 2003. Approximate fees paid to Ernst & Young LLP are as follows:

	2003	2002

Audit Fees:	$3,032,000	$3,329,000
Include fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits and other attest services related to regulatory filings

Audit Related Fees:	$543,000	$590,000
Principally include audits of employee benefit plans, subsidiary audits, accounting consultations related to sale of a subsidiary and officer certifications, due diligence and other accounting consultations

Tax Fees:	$471,000	$714,000
Include fees for tax compliance, expatriate tax compliance, tax advice and tax planning

All Other Fees:	$—	$32,000
Include fees not described above principally for services related to the restructuring of a real estate investment. The Audit Committee has concluded that the services covered under the caption “All Other Fees” are compatible with maintaining Ernst & Young’s independent status

Pre-Approval Policies and Procedures

      The Audit Committee is responsible for the approval of all services performed by Ernst & Young LLP. The Chairman of the Audit Committee has the authority to approve all engagements under $250,000 and, in such cases, will report any approvals to the full committee at the next scheduled meeting. All engagements of $250,000 or more require pre-approval of the full committee. In addition, it is Company policy that tax and other non-audit services should not equal or exceed base audit fees plus audit-related services.

The Board of Directors recommends a vote FOR Item 2.

SHAREHOLDER PROPOSALS

      Items 3, 4 and 5 have been proposed by individual shareholders. For the reasons set forth below, the Board of Directors recommends a vote AGAINST Items 3, 4 and 5. Shareholders should be aware that, even if approved, their proposals are not binding on the Board. Although the Board will consider the shareholders’ wishes as expressed at the Annual Meeting, one or more of the proposals might not be implemented if the Board, in its business judgment and the exercise of its fiduciary duties, concludes that implementation is not in the best interests of the Company and its shareholders.

      Promptly upon receiving an oral or written request from a shareholder, the Company will provide to such shareholder the names, addresses, and number of shares held by each of the shareholders who have made the following shareholder proposals. Requests for this information should be directed to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, Florida 32202, (904) 366-4247.

ITEM 3: SHAREHOLDER PROPOSAL REGARDING EXECUTIVE COMPENSATION

      The following shareholder proposal has been submitted to the Company:

      “Management and Directors are requested to consider discontinuing all rights, options, SAR’s, and possible severance payments to top 5 of Management after expiration of existing plans or commitments. This does not apply to plans for lesser Managers or employees whom are offered reasonable employee options or bonuses.

      REASONING:

      The product, its advertising, and its acceptance usually govern earnings.

      When Management is hired for their position at a good salary, they are expected to earn it, and not have to be paid more when and if they do. Excess wealth passed on may make heirs non-workers, or non-achievers and of little use in our society.

      Think about it! Vote YES for this proposal, it is your gain.

      Thank you, and please vote YES for this Proposal.”

CSX MANAGEMENT RESPONSE

      The Board of Directors believes that a balanced approach to executive compensation involving a combination of base salary, annual incentives and long-term incentives including stock options, as discussed further in the Report of the Compensation Committee on Executive Compensation, best serves the interests of shareholders because the compensation of Company executives and, in particular, senior management, is closely tied to the Company’s performance. All compensation agreements with senior executives are reviewed and approved by the Compensation Committee. The Compensation Committee is comprised entirely of independent directors.

      The Board of Directors believes that the proposal set forth above, if implemented, would put the Company at a competitive disadvantage in attracting, retaining and rewarding qualified executives. The proposal, if implemented, would limit the Compensation Committee’s flexibility to design employment and incentive arrangements that address the specific facts and circumstances of each executive’s situation. The Board believes that in order for the Company to attract and retain qualified executives, it must have the flexibility to tailor compensation packages, including options, stock appreciation rights and severance arrangements, to meet the needs of the Company and its executives. Further, the Board believes that it should offer comprehensive compensation packages that are competitive with those of companies with which the Company competes for executive talent. If this proposal was implemented, the Company would not be able to offer compensation agreements similar to those offered by competitors who would not be burdened by the limitations imposed by this proposal.

For the foregoing reasons, the Board of Directors recommends a vote AGAINST Item 3.

ITEM 4: SHAREHOLDER PROPOSAL REGARDING POISON PILL PROVISIONS

      The following shareholder proposal has been submitted to the Company:

      “Shareholders request that our Directors increase shareholder voting rights and submit the adoption, maintenance or extension of any poison pill to a shareholder vote as a separate ballot item as soon as may be practical. Also once this proposal is adopted, any dilution or removal of this proposal is requested to be submitted to a shareholder vote as a separate ballot item at the earliest possible shareholder election. Directors have the flexibility of discretion accordingly in scheduling the earliest shareholder vote and in responding to shareholder votes.

      We as shareholders voted in support of this topic:

Year	Rate of Support

2002	62%
2003	74% Up 12%

      This percentage is based on yes and no votes cast. I believe this level of shareholder support is more impressive because the 74% support followed our Directors’ objection to the proposal. I believe that there is a greater tendency for shareholders, who more closely follow our company, to vote in favor of this proposal topic. I do not see how our Directors object to this proposal because it gives our Directors the flexibly to ignore our shareholder vote if our Directors seriously believes they have a good reason. This topic also won an overall 60% yes-vote at 79 companies in 2003.

Shareholders’ Central Role

      Putting poison pills to a vote is a way of affirming the central role that shareholders should play in the life of a corporation. An anti-democratic scheme to flood the market with diluted stock is not a reason that a tender offer for our stock should fail.

      Source: The Motley Fool

      The key negative of poison pills is that pills can preserve management deadwood instead of protecting investors.

      Source: Moringstar.com

The Potential of a Tender Offer Can Motivate Our Directors

      Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could turn on a dime and sell the company out from under its present management.

      Wall Street Journal, Feb. 24, 2003

Akin to a Dictator

      Poison pills are akin to a dictator who says, “Give up more of your freedom and I’ll take care you.

      Source: T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for more than 25 years

      I believe our board may be tempted to partially implement this proposal to gain points in the new corporate governance scoring systems. I do not believe that a partial implementation, which could still allow our directors to give us a poison pill on short notice, would be a substitute for complete implementation.

Council of Institutional Investors Recommendation

      The Council of Institutional Investors www.cii.org, an organization of 130 pension funds investing $2 trillion, called for shareholder approval of poison pills. Based on the 60% overall yes-vote in 2003 many shareholders believe companies should allow their shareholders a vote.

Shareholder Input on Poison Pills

Yes on 4”

CSX MANAGEMENT RESPONSE

      Poison pills are also referred to as shareholders’ rights plans. In October 2003, the Board of Directors accelerated the expiration of rights associated with and terminated the CSX Shareholders’ Rights Plan. The Board of Directors does not currently intend to reinstate a shareholders’ rights plan, but the Board believes it is in the best interest of CSX and its shareholders to have the flexibility to do so in the appropriate circumstance.

      Generally, a shareholders’ rights plan is designed to protect shareholders of CSX in the event of a hostile take-over bid by giving the Board an opportunity to negotiate on behalf of the shareholders. Essentially, such a plan would provide that if anyone acquires more than a certain percentage of the Company’s shares without Board approval, the other shareholders will be given the opportunity to purchase additional shares at a greatly reduced price. The practical effect is to give anyone seeking to acquire control of CSX a strong incentive to deal with the Board so that the Board can insist that the price paid to the CSX shareholders is fair and adequately represents its true value. Such a plan would also provide the Board with additional time to properly evaluate any potential offer or pursue a potentially superior alternative.

      Requiring shareholder approval of a shareholders’ rights plan would deny the Board the speed and flexibility it would need to respond to a hostile bid and could prove detrimental to shareholders. Moreover, if the Board determines that it is appropriate to adopt a shareholders’ rights plan, implementation of the proposal would require the Company either to incur significant expense to convene a special shareholders’ meeting for the sole purpose of approving a shareholders’ rights plan or place the Company and its shareholders at risk by waiting for the next Annual Meeting to approve such a plan, during which time the protections of a shareholders’ rights plan would be unavailable.

      For the foregoing reasons, the Board of Directors recommends a vote AGAINST Item 4.

ITEM 5:	SHAREHOLDER PROPOSAL REGARDING SEVERANCE AGREEMENTS

      The following shareholder proposal has been submitted to the Company:

      “The shareholders of CSX Corporation (“CSX”) urge the Board of Directors to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus bonus. “Future severance agreements’ include employment agreements containing severance provisions; retirement agreements; change in control agreements; and agreements renewing, modifying or extending existing such agreements. ‘Benefits’ include lump-sum cash payments (including payments in lieu of medical and other benefits) and the estimated present value of periodic retirement payments, fringe benefits and consulting fees (including reimbursable expenses) to be paid to the executive.

SUPPORTING STATEMENT

      CSX has entered into a series of severance agreements, commonly know as ‘golden parachutes,’ that provide cash compensation to its most senior executives if they are terminated or leave the Company in certain situations after a change in control of the Company. These agreements generally permit covered executives to recover three times the sum of their base pay plus the highest annual bonus for the past three years, plus certain additional benefits.

      Severance agreements may be appropriate in some circumstances. Nonetheless, we believe that the potential cost of such agreements entitles shareholders to be heard when a company contemplates paying out at least three times the amount of an executive’s salary and bonus.

      A shareholder approval requirement may induce restraint when parties negotiate such agreements. Moreover, if a change in control situation does occur, the reason may be that executives have not managed the company in ways that maximize shareholder value, a factor that argues against overly generous severance pay — or at least in favor of shareholders having a say on compensation in that situation.

      As it may not always be practical to obtain prior shareholder approval, CSX should have the option, in implementing this proposal, to seek approval after the material terms of the agreement are reached. Institutional investors such as the California Public Employees Retirement System recommend shareholder approval of these types of agreements in its proxy voting guidelines. The Council of Institutional Investors favors shareholder approval if the amount payable exceeds 200% of the senior executives’ annual base salary.

      We urge shareholders to vote FOR this proposal.”

CSX MANAGEMENT RESPONSE

      The Board of Directors believes that the proposal set forth above, if implemented, could put the Company at a competitive disadvantage in attracting, retaining and rewarding qualified executives. The proposal, if implemented, would limit the Board’s flexibility to design employment arrangements that address the specific facts and circumstances of each executive’s, or potential executive’s, situation. The Board believes that in order for the Company to retain its executives and recruit other qualified executives, it must have the flexibility to tailor compensation packages, including severance arrangements, to meet the needs of the Company, the executives and prospective executives, and be able to offer severance agreements similar to those offered by competitors for executive talent who would not be burdened by the limitations imposed by this proposal. In addition, the Company must be able to provide competitive incentives to ensure that key executives remain with the Company. All compensation agreements with senior executives are reviewed and approved by the Compensation Committee. The Compensation Committee is comprised entirely of independent directors.

      Implementing the proposal could cause the Company to choose between incurring the time and expense of convening a special shareholders’ meeting for the sole purpose of voting on a particular type of severance agreement, or delaying the finalization of the agreement until after its approval at the next annual meeting of shareholders. In either case, this could cause the Company to be at a competitive disadvantage in attracting qualified executives who do not want to be subject to the delay and uncertainty created by this shareholder approval provision. The Board believes that the added expense of seeking shareholder approval or the possible harm to the Company and its shareholders that could result from a potentially lengthy delay in finalizing a future severance agreement outweighs any benefits to shareholders that might result from implementation of the proposal.

      For the foregoing reasons, the Board of Directors recommends a vote AGAINST Item 5.

March 31, 2004

By Order of the Board of Directors

Ellen M. Fitzsimmons
Senior Vice President-Law and Public Affairs and Corporate Secretary

APPENDIX A: AUDIT COMMITTEE CHARTER

Purpose

      The Audit Committee’s (“Committee”) primary function is to assist the Board of Directors’ (“Board”) oversight of: (i) the integrity of the CSX Corporation’s (“Corporation”) financial statements and accounting methodology, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and the Corporation’s internal audit function.

      In addition, the Committee shall provide over the names of the Committee members the required Audit Committee Report for the Corporation’s Proxy Statement required for the Corporation’s Annual Meeting of Shareholders.

Membership and Operations

      The Committee shall consist of at least three directors, each of whom shall meet the independence requirements of the New York Stock Exchange (“NYSE”) and Rule 10A-3 of the Securities Exchange Act of 1934, as such rules and provisions may be amended from time to time. Each member of the Committee shall be financially literate, have basic familiarity with accounting and at least one member of the Committee shall have “accounting or related financial management expertise,” as such qualifications are interpreted by the Board in its business judgment.

      The members of the Committee shall be elected by the Board annually and shall serve until their successors have been duly elected and qualified.

Meetings of the Audit Committee

      The Committee shall meet at least once every fiscal quarter, or more frequently if circumstances dictate, and shall meet periodically without management present. The Committee periodically shall meet separately with management, internal auditors and with independent auditors to discuss any matters that the Committee or any of these persons or firms believes should be discussed privately.

Duties and Responsibilities

      The Committee’s primary responsibility is oversight. The Corporation’s management is responsible for the preparation, presentation and integrity of the Corporation’s financial statements, and, with the internal audit department, is responsible for maintaining appropriate accounting and financial reporting policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations relating to disclosures and financial reporting.

      The Corporation’s independent auditors shall report directly to the Committee but are accountable to the Committee and the Board, as representatives of the shareholders. The independent auditors are responsible for planning and executing a proper audit of the Corporation’s annual financial statements, reviews of the Corporation’s quarterly financial statements prior to filing of each quarterly report and other procedures. In this regard the Committee members are not, and do not represent themselves as performing the functions of, auditors or accountants.

      In carrying out its oversight responsibilities, the Committee shall have the following duties and authority:

Independent Auditors

1.	The Committee shall pre-approve, or adopt appropriate procedures to pre-approve, all audit and non-audit services provided by the Corporation’s independent auditors.

2.	The Committee, in its capacity as a committee of the Board, shall directly appoint, retain, compensate and oversee the work of the independent auditors, including sole authority to approve all compensation and fees paid to the independent auditors for audit and non-audit work. Neither the Corporation nor its subsidiaries shall employ the independent auditors’ firm to perform non-audit work which itself may be subject to audit by the same firm.

3.	The Committee shall review, at least annually, the qualifications, performance and independence of the independent auditors. In conducting such a review, the Committee shall obtain and review a report prepared by the independent auditors, describing: (a) the independent auditors’ internal quality control procedures; (b) any material issues raised by:

•	The most recent internal quality control review, or peer review, of the independent auditors, or

•	Any inquiry or investigation by governmental or professional authorities, within the previous five years, respecting any independent audits conducted by the independent auditors; and

(c) all relationships between the independent auditors and the Corporation, including a statement of the fees billed in each of the last two fiscal years by category of service.

4.	The Committee shall ensure that rotation of the independent auditors’ audit partners satisfies applicable regulatory requirements and set Corporation policies about hiring current or former employees of the independent auditors.

Internal Auditors

5.	The Committee shall review the performance of the internal audit department, including the proposed audit plans for the coming year and the results of internal audits and management’s responses thereto.

6.	The Committee shall review activities, organizational structure and resources of the internal audit function.

Financial Reporting Principles and Policies; Internal Controls and Procedures

7.	In advance of each fiscal year, the Committee shall meet with the independent auditors, internal auditors and the Corporation’s senior management to review the scope and methodology of the proposed audits for such fiscal year. Independent auditors and internal auditors shall provide regular reports to the Committee during the year on the underlying process and status of their audits and any findings or preliminary conclusions that have been reached.

8.	Management and the independent auditors shall review with the Committee the Corporation’s annual and quarterly financial statements, including the Corporation’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its SEC reports. Throughout the year, the independent auditors shall review with the Committee their assessment as to the adequacy of the Corporation’s structure of internal control over financial accounting and reporting, and their qualitative judgments as to accounting principles employed by the Corporation and the conclusions expressed in the Corporation’s financial reports. The independent auditors shall review with the Committee significant judgments made by management in the preparation of the financial statements.

9.	The Committee shall discuss with the independent auditors any difficulties encountered in the course of the audit, including any restrictions on the scope of their activities, difficulties accessing information and any significant disagreement with management.

10.	The Committee shall discuss with the independent auditors the matters required to be discussed by Statement of Accounting Standards 61, as it may be modified or supplemented.

11.	The independent auditors, internal auditors, and management shall identify to the Committee significant business, financial, or legal issues that may significantly impact the Corporation’s financial statements and internal control systems. As necessary, management shall report to the Committee all significant litigation in which the Corporation and its subsidiaries are engaged, as well as the anticipated impact of such litigation on the Corporation.

12.	The Committee shall discuss the Corporation’s earnings announcements prior to release.

13.	The Committee shall discuss the general types of financial information and earnings guidance provided to analysts and rating agencies.

14.	The Committee shall discuss guidelines and policies governing the process by which senior management of the Corporation and the relevant departments of the Corporation assess and manage the Corporation’s exposure to risk, and the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

15.	Both the independent auditors and internal auditors shall report as soon as possible to the Committee any material weaknesses in internal control systems.

16.	The Committee shall establish and maintain procedures for the receipt, retention and treatment of complaints regarding the Corporation’s accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable auditing or accounting matters.

17.	The Committee shall also be responsible for approving, as may be required by the NYSE, any related party transactions.

Other

18.	As needed, the Committee shall receive reports as to material violations of the Corporation’s Code of Ethics and other compliance responsibilities. At least annually, management shall review with the Committee the Corporation’s monitoring of the Code of Ethics and procedures to ensure compliance with laws and governmental regulations.

19.	In addition to the foregoing, the Committee shall perform such other functions as may be committed to it under the resolutions and other directives of the Board.

      The Committee shall report its activities to the full Board on a regular basis and make such recommendations with respect to the matters covered by this Charter and other matters as the Committee may deem necessary or appropriate.

      The Committee shall review this Charter at least annually with the advice of the Governance Committee and recommend any changes to the full Board.

      In fulfilling his or her responsibility, each member of the Committee is entitled to rely in good faith upon the Corporation’s records and upon information, opinions, reports or statements presented by any of the Corporation’s officers or employees, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation. Each member of the Committee also may rely in good faith upon actions taken by other committees of the Board as committed to such committees under the resolutions and other directives of the Board.

Evaluation

      The Committee shall prepare and review with the Board an annual performance evaluation of the Committee. The evaluation must compare the performance of the Committee with the requirements of this charter. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

Delegation to Subcommittee

      The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee. The Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Committee at its next scheduled meeting. Any such delegation shall be by majority vote of the Committee.

Resources and Authority of the Audit Committee

      The Committee shall have available to it the resources and authority appropriate to discharge its duties and responsibilities, including support personnel and management staff, and shall have the authority to select, retain, terminate and approve the fees and other retention terms of outside auditors, special or independent counsel, accountants, consultants and other advisors, as it deems necessary or appropriate without seeking approval of the Board or management. The Corporation shall provide appropriate funding to the Committee to allow the Committee to compensate the Corporation’s independent auditors, to compensate any advisors retained by the Committee and to pay for ordinary administrative expenses of the Committee.

APPENDIX B: GOVERNANCE COMMITTEE CHARTER

Purpose

      The Governance Committee (the “Committee”) of CSX Corporation (“Corporation”) serves as the Board of Directors’ (“Board”) principal corporate governance, strategic planning, and succession planning committee. At the request of the Chief Executive Officer, the Committee plays an important advisory role with respect to internal corporate matters, management development and succession, selection and termination of senior executives, employment diversity, changes in corporate structure, contingency planning, and other matters of broad corporate significance.

      The Committee identifies individuals qualified to become board members and recommends candidates for election to the Board.

      The Committee also develops, recommends and monitors corporate governance guidelines and committee charters for the Corporation.

Membership and Operations

      The Committee shall consist of not fewer than two members and shall be composed only of non-employee directors who are “independent” as defined in New York Stock Exchange Rule 303A. The Committee shall meet at such times as it determines to be appropriate or at the call of the Chair of the Committee.

      The members of the Committee shall be elected by the Board annually and shall serve until their successors have been duly elected and qualified, and the Committee Chair shall be elected by the full Board.

      The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

Duties and Responsibilities

      In identifying and recommending board nominees, the Committee uses guidelines that it has developed with respect to qualifications for nominations to the Board and for continued membership on the Board. The criteria for selecting new directors includes identifying individuals with demonstrated leadership ability and outstanding integrity, values and judgment. The Committee seeks to maintain a Board with a broad diversity of experience in business matters and the ability to assess and evaluate the role and policies of the Corporation in the face of changing conditions in the economy, regulatory environment and customer expectations.

      It is the Committee’s responsibility to oversee and evaluate the Board. At least annually, the Committee shall conduct evaluations of director performance and committee performance and of the effectiveness of the Board as a working group. The Committee reviews and makes recommendations to the Board regarding Board composition generally, Board committee structure, committee membership and committee chairs, and director compensation policies and practices.

      It is the Committee’s responsibility to oversee and evaluate management of the Corporation.

      The Committee shall report periodically to the Board on significant results of the foregoing activities.

Evaluation

      At least annually, the Committee shall conduct an evaluation of its performance in such manner as the Committee deems appropriate.

Other

      The Committee shall have available to it such support personnel, management staff, outside auditors, attorneys, and consultants as it deems necessary to discharge its responsibility.

      The Committee shall have sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.

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CSX CORPORATION

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C 1234567890 JNT

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

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A Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold		For	Withhold
01 - E. E. Bailey	☐	☐	05 - S. J. Morcott	☐	☐	09 - F. S. Royal, M. D.	☐	☐
02 - R. L. Burrus, Jr.	☐	☐	06 - D. M. Ratcliffe	☐	☐	10 - D. J. Shepard	☐	☐
03 - E. J. Kelly, III	☐	☐	07 - C. E. Rice	☐	☐	11 - M. J. Ward	☐	☐
04 - R. D. Kunisch	☐	☐	08 - W. C. Richardson	☐	☐			

B Issues

	For	Against	Abstain
2. Appointment of Ernst & Young LLP as independent certified public accountants.	☐	☐	☐

	Yes
I plan to attend the Annual Meeting.	☐

	For	Against	Abstain
3. Shareholder proposal regarding executive compensation.	☐	☐	☐
4. Shareholder proposal regarding poison pill provisions.	☐	☐	☐
5. Shareholder proposal regarding severance agreements.	☐	☐	☐

If no direction is made, the shares represented by this Proxy will be voted FOR all nominees listed in Item 1, FOR Item 2, and AGAINST Items 3, 4 and 5.

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Sign name as your name appears above. Joint owners sign individually; corporation proxies signed by authorized officer. Indicate if signor is executor, administrator, trustee, etc.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
		/ /

1 U P X HHH P P P P 0031261

00BCUC

Proxy - CSX Corporation

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on May 5, 2004.

The undersigned hereby appoints Michael J. Ward, Ellen M. Fitzsimmons, and Gordon F. Bailey, or any one of them, with the power of substitution in each, or the designated Trustee of any applicable employee benefit plan, proxies to vote all stock of the undersigned on the following proposals and, in their discretion, upon such other matters as may properly come before the Annual Meeting of Shareholders to be held at the Times-Union Center for the Performing Arts on May 5, 2004, and at all adjournments thereof.

(Continued and to be signed on reverse side.)

To Our Shareholders:

TO ATTEND THE ANNUAL MEETING: The Annual Meeting of Shareholders will be held on May 5, 2004 at 10:00 a.m. at the Times-Union Center for the Performing Arts, 300 West Water Street, Jacksonville, FL 32202. If you would like to attend the meeting, please check the "Will Attend Meeting" box on the reverse side and mail in the postage-paid envelope. If you are voting by telephone or Internet, please follow the prompt to indicate your attendance. You may obtain your admission ticket at the CSX Annual Meeting shareholder registration desk between 8:00 a.m. and 10:00 a.m. on the morning of the meeting.

TO RECEIVE FUTURE ANNUAL REPORTS AND PROXY STATEMENTS BY INTERNET: To take advantage of this offer, please go to the following web address: **www.csxconsent.com** and follow the prompts. You may also follow the consent instructions provided as you vote via the Internet. Selecting this option means that you will no longer receive a printed copy of the CSX Annual Report and Proxy Statement unless you request one. Next year you will receive a printed proxy card that will direct you to the Internet web site where the annual report and proxy statement will be posted. By consenting to electronic delivery you will help CSX reduce printing and postage costs, supporting a company-wide effort to reduce costs.

You may cancel your enrollment in this process at any time by written notification to Computershare Investor Services, 2 North LaSalle Street, Chicago, IL 60602.

TO VIEW THE ANNUAL REPORT AND PROXY STATEMENT ONLINE: Please visit our website: **www.csx.com/?fuseaction=investor.publications**

TO VOTE: Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented, no matter how many shares you own. Listed below are instructions on how to vote for the election of directors and all other proposals. You may vote by telephone, over the Internet, or by mail.

Internet and Telephone Voting Instructions

The methods below are quick, easy and available 24 hours a day, 7 days a week through Tuesday, May 4, 2004.

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Have this proxy card in hand when you call.

To vote using the Telephone (within U.S. and Canada)

- Call toll free 1-866-516-0983 in the United States or Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the simple instructions provided by the recorded message.

To vote using the Internet

- Go to the following web site: **WWW.COMPUTERSHARE.COM/US/PROXY**
- Enter the information requested on your computer screen and follow the simple instructions.

To vote by Mail

- Complete and sign the proxy card.
- Return the proxy card in the postage-paid envelope addressed to CSX, Computershare Investor Services, P.O. Box 2702, Chicago, IL 60690-9402.
- **Mailed proxies should be received no later than Tuesday, May 4, 2004.**

PLEASE DO NOT VOTE BY MORE THAN ONE METHOD; THE LAST VOTE RECEIVED WILL BE THE OFFICIAL VOTE.

Proxies submitted by telephone or the Internet must be received by 1:00 A.M., Central Time on Wednesday, May 5, 2004.

THANK YOU FOR VOTING.

90BCVD